MEMORANDUM OF AGREEMENT made as of the 19th day of July, 2005

A M O N G

        ELAINE ABATE, JOHN ABATE AND GERHARD SCHMID
        (hereinafter referred to collectively as the "Vendors")

OF THE FIRST PART

        FRANK ABATE
        (hereinafter referred to as the "Principal")

OF THE SECOND PART

      1066865 ONTARIO INC
        (hereinafter referred to collectively as "Holdco")

        OF THE THIRD PART
        - and -

        ON THE GO HEALTHCARE, INC., a corporation incorporated under the laws of the State of Delaware
        (hereinafter referred to as the "Purchaser")

        OF THE FOURTH PART
        - and -

        INFINITY TECHNOLOGIES INC., a corporation incorporated under the laws of the Province of Ontario
        (hereinafter called the "Corporation")

        OF THE FIFTH PART

        WHEREAS the authorized capital of Holdco consists of unlimited common shares, of which one hundred (100) common shares have been issued and are outstanding as fully paid and non-assessable and unlimited preference shares, of which three thousand three hundred and twenty (3,320) have been issued and are outstanding as fully paid and non-assessable;

        AND WHEREAS the authorized capital of the Corporation consists of unlimited common voting shares without par value and unlimited preference shares of which one hundred (100) common shares have been issued and are outstanding as fully paid and non-assessable;

        AND WHEREAS Vendors are the beneficial owners and are entitled to sell the aforesaid issued and outstanding common shares and preference shares of Holdco;

        AND WHEREAS Holdco is the sole shareholder of the Corporation;

        AND WHEREAS the Purchaser has agreed with the Vendors to purchase the issued and outstanding shares controlled by the Vendors in the capital stock of Holdco;

        THIS AGREEMENT WITNESSETH that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto hereby respectively covenant and agree as follows:

1.      INTERPRETATION
(1) Definitions

    Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them in this Section 1(1):

        (a) "Affiliate", "Associate", "Body Corporate", "Subsidiary" and "Voting Securities" shall have the respective meanings ascribed to those terms by the Business Corporations Act (Ontario) on the date hereof;

        (b) "Agreement" means this share purchase agreement and all instruments supplemental to or in amendment or confirmation of this share purchase agreement, and all references to this Agreement shall include the attached Schedules and "Article", "Section", "Subsection", or "Paragraph" means and refers to the specified article, section, subsection, or paragraph of this share purchase agreement;

        (c) "Assets" means the undertaking, property and assets of the Corporation relating to the Business as a going concern, of every kind and description and wheresoever situated;

        (f) "Business Day" means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours;

        (g) "Claim" means any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding for which one Party can seek indemnification from the other Party pursuant to this agreement;

        (h) "Closing" means the completion of the sale to, and the purchase by the Purchaser of, the Purchased Shares and, subject to the terms hereof, the completion of the transactions contemplated by this Agreement including the transfer and delivery of all documents of title to the Purchased Shares and the payment of the Purchase Price;

        (i) "Closing Date" means July 19 2005, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

        (j)   "Closing Documents" has the meaning ascribed in Article 6;

        (k) "Closing Time" means 10:00 o'clock in the forenoon on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place;

        (m)   "Corporation's Bank" means the Royal Bank of Canada;

        (n) "Contracts" means those contracts, agreements, commitments, entitlements and engagements of the Corporation relating to the Business and the Assets (and, for greater certainty, not including Collective Agreements, Leases and Equipment Leases) whether with suppliers, customers or otherwise and including all unfilled orders from customers; all forward commitments for supplies or materials; all orders for new machinery and equipment as yet undelivered; all equipment and construction guarantees and warranties; negative covenants with employees; and all other contracts described in Schedule "C";

        (o) "Effective Date" means _July 1, 2005, or such other date as the parties may agree in writing;

        (p) "Effective Date Financial Statements" means the consolidated Notice to reader financial statements of the Corporation for the fiscal period ended June 30, 2005, prepared by Rosenburg, Smith & Partners, LLP in accordance with generally accepted accounting principles consistently applied, consisting of balance sheet as at such date, and statements of earnings and retained earnings and of changes in financial position for such period;

        (r) "Equipment Leases" means those equipment leases, conditional sales contracts, title retention agreements and other agreements between the Corporation and third Persons relating to equipment used by the Corporation including those that are listed in Schedule "C";

        (s) "GST" means the Goods and Services Tax payable under the Excise Tax Act;

        (t) "Intellectual Property Rights" means all patents and inventions, trade-marks, including those described in Schedule "D", all trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, and other industrial property (including applications for any of these) in each case used or reasonably necessary to permit satisfactory operation of the Business as presently constituted;

        (v) "Inventories" means all inventories of every kind and nature and wheresoever situate owned by the Corporation and pertaining to the Business including, without limitation, all inventories of raw materials, work-in-progress, finished goods, operating supplies and packaging materials of or pertaining to the Business;

        (w) "Leases" means all leases of Leasehold Properties including those listed in Schedule "E"

        (x) "Licences" means all transferable licences, registrations, qualifications, permits and approvals, issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, provincial or municipal, relating to the Business, including those listed in Schedule "F", together with all applications for such licences or permits;

        (y) "Employment Agreements" means the employment agreements and non-competition agreements attached as Schedule "G"

        (z) "Parties" means the Vendors, Holdco, the Purchaser and the Corporation, collectively, and "Party" means any one of them;

        (aa) "Person" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

        (ab) "Purchase Price" means the purchase price to be paid by the Purchaser to the Vendors for the Purchased Shares, all as provided in Article 3;

        (ad) "Real Properties" means all freehold, leasehold, and other interests in real and immoveable properties owned or used by the Corporation in connection with the Business, including, without limitation,

                (i) the freehold lands and premises described in Schedule "I", and all plants, buildings, sidings, parking lots, roadways, structures, erections, improvements, fixed machinery, fixed equipment, appurtenances, and fixtures situate on or forming part of such lands and premises (collectively the "Owned Properties");

                (ii) the leasehold and other interest described in Schedule "J" including all fixtures and improvements owned by the Corporation relating to those leaseholds and other interests (collectively the "Leasehold Properties");

        (ae) "Purchased Shares" means all of the issued and outstanding common shares and preference shares in the capital of Holdco, to be sold by the Vendors to the Purchaser pursuant to the terms of this Agreement;

        (ag)  "to the best of the knowledge" when used in reference to:

                (i)   the Vendors mean the knowledge of the Vendors; and

                (ii) the Purchaser means the knowledge of the senior officers of the Purchaser;

(2) Gender and Number

        In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

(3) Entire Agreement

        This Agreement, including Schedules "A" to "J", together with the agreements and other documents to be delivered under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by such Party in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(4) Article and Section Headings

        Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

(5) Schedules

        The following Schedules are an integral part of this Agreement:


        Schedule "A"    -       Financial Statements as at Dec. 31, 2004
        Schedule "B"    -       Assets and Liens and Encumbrances
        Schedule "C"    -       Contracts and Equipment Leases
        Schedule "D"    -       Intellectual Property Rights
        Schedule "E"    -       Leases
        Schedule "F"    -       Licenses
        Schedule "G"    -       Employment Agreements
        Schedule "H"    -       Litigation Matters\
        Schedule "I"    -       Employment Matters
        Schedule "J"    -       Leasehold Properties

(6) Applicable Law

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario and shall be treated, in all respects, as an Ontario contract. Each Party to this Agreement irrevocably attorns to and submits to the jurisdiction of the Courts of Ontario with respect to any matter arising under or relating to this Agreement.

(7) Currency

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

(8) Accounting Terms

        All accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with the generally accepted accounting principles ("GAAP") approved from time to time by the Canadian Institute of Chartered Accountants, or any successor institute applied on a consistent basis.

(9) Arm's Length

        For purposes of this Agreement, Persons are not dealing "at arm's length" with one another if they would not be dealing at arm's length with one another for purposes of the Income Tax Act.

(10) Business Days

        Whenever any action or payment to be taken or made under this Agreement shall be stated to be required to be taken or made on a day other than a Business Day, any payment shall be made or such action shall be taken on the next succeeding Business Day.

(11) Statutory Instruments

        Unless otherwise specifically provided in this Agreement any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, governmental body or other regulatory body shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

2. Purchased Shares

        Subject to the terms and conditions hereof, the Vendors covenant and agree to sell, assign, and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendors all (and not less than all) of the issued and outstanding shares in the capital stock of Holdco controlled by the Vendors (the "Purchased Shares") for the purchase price (the "Purchase Price") payable as set out in Article 3 hereof.

3. Purchase Price

        (1) The Purchase Price shall be, subject to the adjustment provided for herein, the sum of Three Million One Hundred and Twenty Thousand dollars ($3,120,000.00) of lawful money of Canada.

        (2) The Purchase Price shall be payable as follows:

                a) subject to the terms hereof, the Purchaser issues and delivers upon the unconditional acceptance of this agreement 100,000 restricted shares to Frank Abate as a deposit to be held by him in trust and to be credited to the Purchaser on closing at the issue price of US$_1.00 per share.

                b) the sum of $1,000,000.00 by way of certified cheque or bank draft on Closing to the order of the Vendors in proportion to their shareholdings, as they direct in writing, with $332,000 of same to be allocated to the preference shares being acquired;

                c) the sum of $500,000.00 shall be paid in three (3) equal monthly payments, commencing on January 15, 2006 and monthly thereafter on the 15th day of each month until fully paid to the order of the Vendors in proportion to their shareholdings, as they direct in writing;

                d) subject to the terms hereof, the balance of the Purchase Price is to be paid in the form of 1,250,000 restricted shares in the Purchaser valued on the day of Closing at the issue price of US$ 1.00 per share;

        (3) The Parties agree to make the necessary adjustments to the Purchase Price, on a dollar-for-dollar basis, based on any discrepancy between the amount of $700,000 and the amount of "Net Equity" of the Corporation, "Net Equity" being defined herein as the excess of all assets over liabilities of the Corporation without consideration of any indebtedness to the Business Development Bank of Canada ("BDC") as at the Effective Date. Net Equity shall be determined using the balance sheet in the Effective Date Financial Statements, which will be prepared and delivered to the Purchaser and Vendors for their review and approval, acting reasonably, within 15 days of Closing. If the adjustment results in a decrease in the Purchase Price, the parties will adjust the number of shares of the Purchaser issued in favour of the Vendors. If the adjustment results in an increase in the Purchase Price, the amount of the increase will be paid in cash or certified cheque to the Vendors or as they direct in writing in 3 equal monthly instalments payable September 1, 2005, October 1, 2005 and
            November 1, 2005

3. Closing Arrangements

        (1) The closing of this transaction shall take place at the offices of the Vendors' solicitors, Messrs. Keyser Mason Ball, LLP Barristers and Solicitors, on July 19, 2005 or at such other date(s) as the parties hereto may agree (the "Closing Date").

        (2) On the Closing Date, upon fulfilment of all the conditions set out herein, the Vendors shall deliver to the Purchaser the certificates representing all the Purchased Shares duly endorsed in favour of the Purchaser.

4. 1 Representations and Warranties of the Vendors and Principal

        (1) The Vendors and Principal covenant, represent and warrant as follows as of the date hereof and as of the Closing Date and acknowledge that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

        (2) The authorized capital of the Corporation consists of unlimited common voting shares without par value and unlimited preference shares of which 100 common shares have been duly issued and are outstanding as fully paid and non-assessable. The authorized capital of Holdco consists of unlimited common voting shares without par value and unlimited preference shares of which 100 common shares and 3,320 preference shares have been duly issued and are outstanding as fully paid and non-assessable.

        (3) The shareholders of record are as follows:

                1066865 ONTARIO INC.  - 100 common shares in the capital
                                            of the Corporation

                ELAINE ABATE          -  60 common shares and 2,000 preference
                                            shares in the capital in the Holdco

                JOHN ABATE            -  20 common shares and 660 preference
                                            shares in the capital in the Holdco

                GERHARD SCHMID        -  20 common shares and 660 preference
                                         shares in the capital in the Holdco

        and such shares are owned by the Vendors and Holdco, are held with good and marketable title, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

        (4) No person, firm or corporation has any agreement or option or any right (whether by law, pre-emptive or contractual and including convertible securities, warrants or convertible obligations of any nature) for the purchase or the issue of either the Purchased Shares or any un-issued shares in the capital stock of the Corporation.

        (5) The entering into of this agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Corporation or Holdco or of any indenture or other agreement, written or oral, to which the Vendors may be a party.

        (6) This agreement has been duly executed and delivered by the Vendors and is a valid and binding obligation of the Vendors enforceable in accordance with its terms.

        (7) The Vendors are not non-residents within the meaning of s.116 of the Income Tax Act.

        (8) To the Vendors' knowledge, there are no existing or threatened legal actions or claims against the Corporation save as set out in Schedule "H" hereto.

        (9) As at July 19, 2005, there is approximately Cdn $$514,667.89 in the Corporation's bank accounts.

        (10) There are no liens, charges or encumbrances of any kind whatsoever on the assets of the Corporation, save and except as are listed in Schedule "B" annexed hereto.

        (11) All Material tangible Assets of the Corporation used in or in connection with the Business are in good condition and repair and, where applicable, in good working order, having regard to the use and age thereof. A list of all Material fixed assets is shown in Schedule "B".

        (12) The unaudited financial statements of the Corporation dated March 18, 2005, a copy of which is attached hereto as Schedule "A", prepared by Price Waterhouse Coopers, Chartered Accountants, fairly represent the financial position of the Corporation as at December 31, 2004.

        (13) Organization and Good Standing-The Corporation and Holdco are corporations duly incorporated, organized and validly existing in good standing under the laws of Ontario.

        (14) Bankruptcy, etc.-No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against Holdco or the Corporation and Holdco and the the Corporation are able to satisfy their liabilities as they become due.

        (15) Capacity to Carry on Business-The Corporation has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently owned and carried on by it, and the Corporation is duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the Business make such qualification necessary, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of them contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the Corporation

        (16) Due Authorization, Corporation etc.-Holdco and the Corporation have all necessary corporate power, authority and capacity to enter into this Agreement and to perform their obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdco and the Corporation.

        (17) Absence of Conflicting Agreements-Except for the Contracts, the Equipment Leases, and the Leases, the consent to the change of control of the Corporation which may be required from lessors or other third parties thereunder in connection with the completion of the transactions contemplated by this Agreement and except for various financing and security agreements with the BDC, the Vendors and the Corporation are not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement. The Purchaser acknowledges that there remains outstanding a loan payable to the BDC in the amount of $71,000.00, more or less, which loan is to be assumed by the Purchaser and satisfied immediately following completion of the transactions contemplated herein.

        (18) Absence of Guarantees-Holdco and the Corporation have not given or agreed to give, nor is either of them a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which such corporation is, or is contingently, responsible for such indebtedness or other obligations.

        (19) Enforceability of Obligations-This Agreement constitutes a valid and binding obligation of the Vendors, Holdco and the Corporation enforceable against them in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

        (20) Books and Records-The books and records of the Corporation fairly and correctly set out and disclose in all Material respects, in accordance with GAAP, the financial position of the Corporation as at the date of this Agreement and all Material financial transactions of the Corporation relating to the Business have been accurately recorded in such books and records.

        (21) Employment Contracts and Government Withholdings-Subject to applicable statutory rights and the employee contracts listed in Schedule "C", the Corporation is not a party to any written contracts of employment with any of its employees or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law and no inducements to accept employment with the Corporation were offered to any such employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. The Corporation has deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, Canada Pension Plan contributions, provincial employer health tax remittances and any taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deduction.

        (22) Employment Payments by the Corporation to Date of Closing-The Corporation has paid to the date of this Agreement all amounts due and payable on account of salary, bonus payments and commission to or on behalf of any and all Employees;

        (23) Workers' Compensation-All levies under the Workplace Safety and Insurance Act, 1997 (Ontario), or under the workers' compensation legislation of any other jurisdiction where the Corporation carries on the Business, have been paid by the Corporation.

        (24) Labour Matters-There is no:

                (i) unfair labour practice complaint under The Ontario Labour Relations Act against the Corporation pending before provincial labour tribunals or any similar agency or body having jurisdiction therefor;

                (ii) labour strike threatened against or involving the Corporation;

                (iii) certification application outstanding respecting the
                      Employees;

                (iv) grievance or arbitration proceeding or governmental proceeding relating to the Employees pending, nor is there any such proceeding threatened against the Corporation which might have a material adverse effect on the Corporation or on the conduct of the Business;

                (v) collective bargaining agreement currently being negotiated by the Corporation; and

                (vi) Employee in receipt of or who has claimed benefits under any weekly indemnity, long term disability or workers' compensation plan or arrangement or any other form of disability benefit programme, save and except as is set out in Schedule I.

        (25) Material Contracts-the Corporation is not a party to or bound by any Material contract or commitment relating to the Business whether oral or written, save and except as disclosed in Schedules "C", "E" and "F" hereto. All leases and licences to which the Corporation is a party are set out and described in Schedules "E" and "F" hereto and are in good standing and subject only to the equities and claims as set out in the said Schedules.

        (26) Insurance-The Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Corporation and its property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect, and will continue to be so until the Closing Date, and the Corporation is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy, nor has the Corporation failed to give any notice or present any claim under any claim under any such insurance policy in due and timely fashion. The Purchaser has already taken steps to assume the appropriate policies of insurance.

        (27) Litigation-Except as provided in Schedule "H" there is no suit, action, litigation, arbitration, proceeding, governmental proceeding, including appeals and applications for review in progress, pending or threatened against or involving the Corporation, and there is not presently outstanding against the Corporation any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

        (28) Accounts Receivable-All accounts receivable, bills receivable and book debts and other debts due or accruing to the Corporation are bona fide and good and subject to an allowance for doubtful accounts taken in accordance with GAAP are collectible without set-off or counterclaim.

        (29) Inventories-The Inventories are in good and merchantable condition and are usable or saleable in the ordinary course of business for the purposes for which they are intended and are carried on the books of the Corporation at the lower of cost and net realizable value.

        (30) Tax Matters-Except to the extent reflected in or reserved against in the unaudited Financial Statements or the Effective Date Financial Statements, and save and except for liabilities not exceeding $105,000.00 (net of related GST overpayments during the same time periods), as at December 31, 2004, for Ontario Retail Sales Tax as disclosed by a Ministry of Revenue audit as well as QST , the Corporation is not liable for any taxes, levies, duties, assessments, charges, penalties, interest, fines or other imposts of any nature or kind due and unpaid at the date hereof in respect of its income, business or property or for the payment of any tax instalment due in respect of its current taxation year and, except as aforesaid, no such taxes, assessments, imposts, levies, charges, fines or penalties are required to be reserved against. If any such reservation has been made or taken, it is adequate to provide for taxes payable by the Vendors for its current period for which tax returns are not yet required to be filed. The Corporation is not in default in filing any returns or reports covering any Canadian federal, provincial, municipal or local taxes, levies, duties, assessments or other reports in respect of its income, business or property. The Corporation has filed all reports or returns with respect to income, capital, sales (including goods and services and Ontario employer health tax reports), excise, business and property taxes and all other taxes and customs duties which are required to be filed by it up to the date of this Agreement (and all such returns and reports are correct and complete in all material respects, save as provided above) and has paid, or where permitted by law, provided security for, all taxes and duties as shown on such reports or returns to the extent such taxes or duties are payable or have or may become due and has paid, or where permitted by law, provided security for, all assessments received by it. The Corporation has withheld from any amounts payable, including without limiting the generality of the foregoing, from any salaries, bonuses or dividends paid by it all deductions required by law to be made therefrom and has remitted the same to the proper tax or other authorities. Federal Canadian income tax assessments have been issued to the Corporation covering all past periods through the fiscal year ended December 31, 2003
             (and such assessments, if any amounts were owing in respect thereof, have been paid or, where permitted by law, security therefor has been provided.). Save as provided for above, there are no currently outstanding reassessments, suits, actions, proceedings, investigations, claims or questions which have been issued or raised by an governmental authority relating to any such reports or tax returns except for those provided in the Audited Financial Statements or the Effective Date Financial Statements and the Corporation does not have any negotiations or discussions in progress with respect to any eventual assessment or reassessment with any such authority. The Corporation has not executed or filed with any taxing authority any waiver or agreement extending the period for assessment or collection of any income or other taxes.

4.2  Representations of the Purchaser

        The Purchaser covenants, represents and warrants as follows as of the date hereof and as of the Closing Date and it acknowledges that the Vendors are relying upon such covenants, representations and warranties in connection with the sale by the Vendors of the Purchased
        Shares:

        (1) The authorized capital of the Purchaser consists of 100,000,000 common shares of which approximately 2,200,000 common shares have been duly issued and are outstanding as fully paid and non-assessable and 1,000,000 preference shares (the material preference of same being the entitlement of each such share to 200 votes), of which 279,000 have been duly issued and are outstanding as fully paid and non-assessable.

        (2) Save for certain warrants and convertible notes issued to Laurus Master Funds Limited, which if fully exercised or converted as of today's date would result in the issuance of approximately 2,500,000 to 3,500,000 common shares of the Purchaser, and as disclosed in the Purchaser's most recent disclosure filings with the Securities and Exchange Commission ("SEC"), no person, firm or corporation has any agreement or option or any right (whether by law, pre-emptive or contractual and including convertible securities, warrants or convertible obligations of any nature) for the purchase or the issue of any shares in the capital stock of the Purchaser.

        (3) The entering into of this agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Purchaser or of any indenture or other agreement, written or oral, to which the Purchaser may be a party.

        (4) This agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

        (5) To the Purchaser's knowledge, there are no existing or threatened legal actions or claims against the Purchaser. The Purchaser has filed all reports required to be filed by it under applicable U.S. securities/SEC laws, rules and regulations on a timely basis and such reports have complied with the requirements of applicable U.S securities/SEC laws, rules and regulations and none of the reports contained any untrue statement of fact or omitted to state a fact required to be stated therein or necessary to make the statements therein not misleading. The financial statements of the Purchaser included in the reports comply in all material respects with applicable SEC accounting requirements, rules and regulations in effect at the time of filing.

        (6) The Purchaser has not, in the 12 months preceding the date hereof, received notice from any trading market on which its shares are or have been listed or quoted to the effect that the Purchaser is not in compliance with the listing or maintenance requirements of such trading market. The Purchaser is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

        (7) Organization and Good Standing-The Purchaser is a corporation duly incorporated, organized and validly existing in good standing under the laws of the State of Delaware.

        (8) Bankruptcy, etc.-No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Purchaser and the Purchaser is able to satisfy its liabilities as they become due.

        (9) Capacity to Carry on Business-The Purchaser has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently owned and carried on by it, and the Purchaser is duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of them contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the Purchaser.

        (10)Due Authorization, etc.-The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

        (11)Absence of Conflicting Agreements-The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement.

        (12)Enforceability of Obligations-This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

        (13)Litigation-There is no suit, action, litigation, arbitration, proceeding, governmental proceeding, including appeals and applications for review in progress, pending or threatened against or involving the Purchaser, and there is not presently outstanding against the Purchaser any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

5. Covenants

        (1) The parties hereto acknowledge and agree that the transactions contemplated in this agreement are intended to constitute a tax deferred reorganization for Canadian federal income tax purposes for the Vendors in that the Vendors will receive exchangeable shares in an Ontario corporation that is a wholly-owned subsidiary of the Purchaser in satisfaction of that part of the Purchase Price which is not payable in cash.

        (2) The Purchaser covenants and agrees with the Vendors that within 15 days of the date hereof, the Purchaser shall:

                (a) create an Ontario corporation with authorized capital
                    consisting of unlimited common shares and unlimited exchangeable shares which have characteristics which are suitable in the opinion of the Vendors and their professional advisors, acting reasonably, for the reorganization described above and which are exchangeable on a share for share basis for common shares of the Purchaser;

                (b) issue such number of exchangeable shares as is equal
                    to the number of common shares of the Purchaser the Vendors are entitled to receive pursuant to the terms hereof;

                (c) enter into a voting and exchange agreement with the
                    Vendors on terms reasonably agreeable to the parties and commonly found in such agreements, including appointing an agent to hold such number of common shares of the Purchaser as is equal to the number of exchangeable shares, providing for the exercising of voting rights of such shares in the Purchaser, the payment of dividends (if any) and other amounts on such shares, the exchanging of exchangeable shares for said shares of the Purchaser and the rights and obligations of the agent;

                (d) enter into a support agreement with the Vendors on terms reasonably agreeable to the parties and commonly found in such agreements, including ensuring that if a dividend or other payment is made on shares of the Purchaser prior to all of the exchangeable shares being exchanged by the Vendors, the Ontario corporation will take similar action regarding the outstanding exchangeable shares and that exchangeable shares continue to be economically equivalent on a per share basis to the issued shares of the Purchaser;

                (e) issue the shares of the Purchaser required to satify the
                    Purchase Price to the agent;

        (3) In order to assist the Vendors in complying with applicable Canadian federal tax legislation and regulations regarding this tax deferred reorganization, The parties hereto shall allocate the consideration amongst the Purchased Shares as follows:

                (a) the cash portion shall be allocated firstly to the
                    preference shares and the balance of the cash portion to that number of common shares as is equal to the value of said balance;

                (b) the exchangeable shares shall be allocated to the remainder of the common shares.

        (4) The parties hereto acknowledge that the actions and documents specified in Article 6 hereof have not been completed. Both parties covenants and agree to do such things, sign such documents and take such steps as are necessary to complete such actions and documents and fulfill the terms and intent of the transactions contemplated herein with 15 days of the date hereof, provided same do not, in the reasonable opinion of the Purchaser, result in negative tax consequences for the Purchaser/Ontario corporation.


6. Closing

        The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

        (a) Truth and Accuracy of Representations of the Vendors at the Closing Time - All of the representations and warranties of the Vendors made in or under this Agreement, shall be true and correct in all material respects as at the Closing and with the same effect as if made at and as of the Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a statutory declaration from the Vendors confirming the truth and correctness in all material respects of the representations and warranties of the Vendors.

        (b) Performance of Obligations - The Vendors shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement.

        (c) Receipt of Closing Documentation - All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Shares including, without limitation, share certificates (the "Closing Documents") and all actions and proceedings taken on or prior to the Closing in connection with performance by the Vendors of their obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this agreement, in form and substance satisfactory to the Purchaser and its counsel.

        (d) Closing Documentation - Without limiting the generality of the foregoing, the Purchaser shall have received at or before the Closing sufficient duly executed original copies of the following:

                (i) certified copies of resolutions of the board of directors of the Corporation and Holdco approving this Agreement and the transactions contemplated under this Agreement;

                (ii) statutory declaration of the Vendors concerning residence of the Vendors, and confirming that all conditions under this Agreement in favour of the Vendors have been either fulfilled or waived;

                (iii) certificates of incumbency of the Corporation and Holdco;

                (iv) certificates of status of the Corporation and Holdco;

                (v)    share certificates representing the Purchased
                       Shares;

                (vi)   books and records of the Corporation and Holdco;

                (vii)  Employment Agreements;

                (viii) resignations of the directors and officers of Holdco and the Corporation, effective as of the Effective
                       Date.

        (e) Opinion of Counsel - The Purchaser shall have received an opinion from counsel for the Corporation dated the Closing Date, confirming the matters represented in 4(2), (3), (5), (13), (15), (16) and
            (19) with respect to matters of law in the Province of Ontario.
            In giving such opinion, counsel to the Corporation may rely on certificates as to factual matters.

        The obligation of the Vendors to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by them in whole or in part):

        (a) Truth and Accuracy of Representations of the Purchaser at the Closing Time - All of the representations and warranties of the Purchaser made in or under this Agreement, shall be true and correct in all material respects as at the Closing and with the same effect as if made at and as of the Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Vendors shall have received a certificate from the Purchaser confirming the truth and correctness in all material respects of the representations and warranties of the Purchaser.

        (b) Performance of Obligations - The Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

        (c) Receipt of Closing Documentation - All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Shares including, without limitation, share certificates, the portion of the Purchase Price set out in paragraph 3(2)(b) by way of bank draft or certified cheque, a promissory note for the balance of the Purchase Price, the Employment Agreements in Schedule "G", releases of all guarantees from the BDC in respect of the outstanding loan described herein and documentation evidencing the election of Frank Abate to the Board of Directors of the Purchaser (the "Closing Documents") and all actions and proceedings taken on or prior to the Closing in connection with performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this agreement, in form and substance satisfactory to the Vendors.

        At the Closing Time, upon fulfilment of all the conditions under this Agreement which have not been waived in writing by the Purchaser or the Vendors respectively:

        (a) Purchase and Sale of Purchased Shares - The Vendors shall sell and the Purchaser shall purchase the Purchased Shares for the Purchase Price payable under this Agreement.

        (b) Delivery of Closing Documents - The Parties shall respectively deliver the Closing Documents.

        (c) Actual Possession - The Vendors shall deliver actual possession of the Purchased Shares to the Purchaser.

        (d) Payment of Purchase Price - On the fulfilment of the foregoing terms of this Article Six, the Purchaser shall pay and satisfy the Purchase Price as provided in Section 2.

7. Survival of Representations and Warranties

        The representations and warranties of the Vendors and Purchaser contained in this agreement and contained in any document or certificate given pursuant hereto shall survive the closing of the purchase and sale of the Purchased Shares herein provided for, for a period of two years from the Closing Date.

8. Indemnification

        The Vendors and Principal hereby jointly and severally indemnify and save the Corporation, and the Purchaser harmless of and from any Claim arising with respect to any inaccuracy in the Vendors' representations, warranties and statements or any failure to fulfil the Vendors' covenants and obligations set forth herein. The Corporation may defend at its expense any such Claims that may arise with respect to the Corporation or its activities, concerning the time period prior to the Closing Date, save that any settlement or other resolution of such Claim shall require the prior written consent of the Vendors and Principal, acting reasonably. Such indemnity is conditional upon Purchaser not entering into any Claim in an adverse position to Vendors. The Purchaser hereby indemnifies and saves the Vendor harmless of and from any Claim arising with respect to any inaccuracy in the Purchaser's representations, warranties and statements or any failure to fulfil the Purchaser's covenants and obligations set forth herein.

        Notwithstanding the foregoing, the parties covenant and agree as follows:

        (1) the Vendors and Principal shall not be liable for the first $75,000.00 of Claim(s);

        (2) each Vendor shall be liable only for the proportionate amount of any Claim that is equal to their proportionate share of the cash portion of the Purchase Price actually paid to the Vendors; and

        (3) if a Vendor has paid an amount regarding Claims that is equal to the cash portion of the Purchase Price received by the Vendor, any additional amount payable in relation to Claims shall be satisfied solely by the return of exchangeable shares/shares in the Purchaser held by such Vendor, such shares to be valued at the price specified in Article 3 hereof ;

        (4) a Vendor's liability shall be limited to the value of the cash portion of the Purchase Price received and the exchangeable shares/shares of the Purchaser held by such Vendor;

        (5) for the purposes of sections (1) through (4), the caps and limitations applicable to Elaine Abate shall be deemed to apply to Elaine Abate and the Principal jointly.

9. Notices

        Any notice, direction or other instrument required or permitted to be given to the Vendors hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed to the Vendors at:

        Frank Abate
        5 Kenninghall Blvd.,
        Mississauga, Ont., L5N 1J3

        Any notice, direction or other instrument required or permitted to be given to the Purchaser or the Corporation hereunder shall be in writing and may be given by mailing the same postage prepaid or delivering the same addressed to the Purchaser or the Corporation at:

        85 Corstate Avenue, Unit 1
        Concord, Ontario, L4K 4Y2
        Attention: President


        Any notice, direction or other instrument aforesaid if delivered, shall be deemed to have been given or made on the date on which it was delivered or if mailed, shall be deemed to have been given or made on the fifth business day following the day on which it was mailed.

10. Costs

        (1) The parties hereto agree that there are no broker's or finder's fees due or payable with respect to this transaction.

        (2) Each of the parties hereto shall pay its own legal, accounting and other costs and expenses associated with this transaction and this agreement.

11. Entire Agreement

        This agreement constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties hereto and this agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

12. Proper Law of Contract

        This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario. Each of the parties hereto hereby irrevocably submits and attorns to the jurisdiction of the courts of the Province of Ontario.

13. Benefit and Binding Nature of the Agreement

        This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14. Counterparts

        This agreement may be executed by the parties in one or more counterparts by original or by facsimile, each of which when so executed and delivered shall be an original and such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF this agreement has been executed by the parties hereto.



/s/Ian Wick                     /s/ Elaine Abate
-----------------------         ------------------------------------------
Witness                         Elaine Abate


/s/Ian Wick                     /s/ John Abate
-----------------------         ------------------------------------------
Witness                         John Abate


/s/Ian Wick                     /s/ Gerhard Schmid
-----------------------         ------------------------------------------

Witness                         Gerhard Schmid


/s/Ian Wick                     /s/ Frank Abate
-----------------------         ------------------------------------------
Witness                         Frank Abate



1066865 ONTARIO INC.



Per: /s/ Elaine Abate
----------------------------



ON THE GO HEALTHCARE, INC.



Per: /s/ Stuart Turk
----------------------------



INFINITY TECHNOLOGIES INC.



Per: /s/ Elaine Abate
----------------------------

                                Schedule "A"
                 Financial Statements as of Dec 31, 2004

                             CANADIAN DOLLARS



                        [Letterhead of PWC]


March 18, 2005


Review Engagement Report

To the Shareholder of
Infinity Technologies Inc.

We have reviewed the non-consolidated balance sheet of Infinity Technologies Inc. as at December 31, 2004 and the non-consolidated statements on income and retained earnings and cash flows for the year then ended. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles using differential reporting options available to non-publicly accountable enterprises, as described in note 2 of the financial statements. Our review was made in accordance with Canadian generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company.

A review does not constitute an audit and consequently we do not express an audit opinion on the financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these non-consolidated financial statements are not, in all material respects, in accordance with Canadian generally accepted accounting principles.


/S/ PricewaterhouseCoopers LLP

Chartered Accountants

                        Infinity Technologies Inc.
                      Non-consolidated Balance Sheet
                               (Unaudited)
                          As at December 31, 2004



                                                     2004            2003
                                                        $               $
Assets

Current Assets
Cash                                               33,556          85,538
Short-term investments                              2,153           4,784
Accounts receivable                             5,125,714       5,323,476
Prepaids                                               -           24,654
Inventories                                       189,926         274,185
                                               --------------------------
                                                5,351,349       5,712,637

Property and Equipment (note 3)                   153,821          98,586
                                               --------------------------
                                                5,505,170       5,811,223
                                               --------------------------
Liabilities

Current liabilities
Bank indebtedness (note 5)                              -         235,000
Accounts payable and accrued liabilities        4,288,100       4,462,278
Current portion of long-term debt (note 6)         67,200          67,200
                                               --------------------------
                                                4,355,300       4,764,478

Long-term debt (note 6)                            22,400          89,600

Due to related parties (note 7)                    89,500          89,500
                                               --------------------------
                                                4,467,200       4,943,578
                                               --------------------------
Shareholder's Equity

Capital Stock (note 9)                                100             100

Retained earnings                               1,037,870         867,545
                                               --------------------------
                                                1,037,970         867,645
                                               --------------------------
                                                5,505,170       5,811,223
                                               --------------------------
Contingent liability (note 11)

                        Infinity Technologies Inc.
        Non-consolidated Statement of Income and Retained Earnings
                                (Unaudited)
                   For the year ended December 31, 2004


                                                     2004            2003
                                                        $               $

Sales                                          24,426,801      26,413,258

Cost of sales                                  21,253,866      23,109,445
                                               --------------------------
Gross profit                                    3,172,935       3,303,813
                                               --------------------------
Operating costs
Selling and sales support                         943,794       1,055,379
General and administrative                      1,956,871       1,768,523
Advertising and promotion                          56,316          47,376
Amortization and property equipment                45,629          38,026
                                               --------------------------
                                                3,002,610       2,909,304
                                               --------------------------
Net income for the year                           170,325         394,509

Retained earnings - Beginning of year             867,545         473,036
                                               --------------------------
Retained earnings - End of year                 1,037,870         867,545
                                               --------------------------

                         Infinity Technologies Inc.
                  Non-consolidated Statement Cash Flows
                                (Unaudited)
                  For the year ended December 31, 2004



                                                       2004            2003
                                                          $               $
Cash provided by (used in)

Operating activities
Net income for the year                             170,325         394,509
Item not affecting cash
Amortization of property and equipment               45,629          38,026
                                                  --------------------------
                                                    215,954         432,535

Changes in non-cash operating working capital items
Accounts receivable                                 197,762        (494,430)
Income taxes payable                                      -         (36,803)
Prepaids                                             24,654          (7,356)
Inventories                                          84,259         (70,718)
Accounts payable and accrued liabilities           (174,178)        (67,584)
                                                  --------------------------
                                                    348,451        (244,356)
                                                  --------------------------
Investing Activities
Purchase of property and equipement                (100,864)         (8,867)
Short-term investments                                2,631          37,960
                                                  --------------------------
                                                    (98,233)         29,093
                                                  --------------------------
Financing activities
(Repayment of) proceeds from operating
  line of credit                                   (235,000)        235,000
Repayment of long-term debt                         (67,200)        (44,800)
                                                  --------------------------
                                                   (302,200)        190,200
                                                  --------------------------
Decrease in cash during the year                    (51,982)        (25,063)

Cash - Beginning of year                             85,538         110,601
                                                  --------------------------
Cash - End of year                                   33,556          85,538
                                                  --------------------------
Supplemental information
Interest paid                                        12,043          25,645
Income taxes paid                                         -               -

Infinity Technologies Inc.
Notes to Non-consolidated Financial Statements
(Unaudited)
December 31, 2004
------------------------------------------------------------------------------

1.      Description of business

        The company is incorporated under the Ontario Business Corporations Act and is a wholly owned subsidiary of 1066865 Ontario Inc. The company is in the business of computer hardware and software sales, service and consulting.

2.      Summary of significant accounting policies

        Effective January 1, 2004, the company adopted The Canadian Institute of Charted Accounts (CICA) Handbook Section 3110, "Asset Retirement Obligations." This section requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying amount of the long-lived assets and amortized over the life of the asset. At this time, the company has determined that there are no significant asset retirement obligations associated with its assets.

        Effective January 1, 2004, the company adopted CICA Section 1100, "Generally Accepted Accounting Principles" (GAAP). This section establishes standards for financial reporting in accordance with GAAP and provides guidance on sources to consult with when selecting accounting policies and determining the appropriate disclosures when an item is not explicitly dealt with in the primary sources of GAAP. The company also adopted CICA Section 1400, "General Standards of Financial Statement Preparation." Adoption of these sections did not have a material impact on the company's non-consolidated financial statements.

        Differential reporting

        The company, with the unanimous consent of its shareholders, has elected to prepare its financial statements in accordance with Canadian generally accepted accounting principles, using the differential reporting options available to non-publicly accountable enterprises described below.

        a)      Investment in and due from subsidiary company

        The company has elected to apply the differential reporting measurement option allowed for investment in and due from a subsidiary company and, accordingly, the investment in shares of a subsidiary company is recorded at cost less a writedown for loss is value that is other than a temporary decline. It is the company's practice to record income from this company only as dividends are received. The amount due from a subsidiary company has been recorded at cost less a writedown for loss in value that is other than a temporary decline.

        b)      Income taxes

        The company has elected to apply the differential reporting measurement option allowed for income taxes and, accordingly, to account for income taxes using the tax payable method.


c)      Financial instruments

        The company has elected not to disclose fair value information about financial assets and liabilities for which the fair value was not readily determinable.

        Use of estimates

        The preparation of the company's financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions based on currently available information. Such estimates and assumptions affect the reported amounts of assets and liabilities as at the date of the financial statements, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the year.
        The most significant estimates included in the financial statements are the valuation of accounts receivable, inventories and accounts payable and accrued liabilities. Actual results could differ from those estimates.

        Revenue recognition

        Revenue from the sale of hardware, technical services and software is recognized when goods are shipped or services rendered to customers, the price is fixed and collection is reasonably assured.

        Short-term investments

        Short-term investments consist of investments in shares of publicly traded securities and are valued at the lower of cost and quoted market value.

        Inventories

        Inventories are stated at the lower of cost (determined on a weighted average basis) and net realizable value. Inventories are comprised of finished goods.

        Long lived assets

d)      Property and equipment

        Property and equipment are stated at the lower of acquisition cost, net of accumulated amortization. Property and equipment are amortized over their estimated useful lives. The annual rates and methods used are as follows:

        Furniture                                       20% declining balance
        Equipment                                       30% declining balance
        Computer hardware                               30% declining balance
        Computer software                               30% declining balance
        Leasehold improvements              straight-line over the lease term

e)      Impairment of long-lived assets

        Effective January 1, 2004, the company adopted CICA Section 3063, "Impairment of Long-Lived Assets." This section requires that the company review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the impairment loss for the long-lived assets is based on the fair value of the assets.
        The adoption of this standard has not had an impact on the financial statements.

3.      Property and equipment

                                                                2004       2003
                                       -----------------------------------------
                                       Cost $  Accumulated      Net $      Net$
                                               amortization
                                                          $
               Furniture                32,304       21,699    10,605    13,256
               Equipment                44,165       33,319    10,846     2,307
               Computer Hardware       201,209      107,756    93,453    24,214
               Computer Software       100,187       73,289    26,898    41,639
               Leasehold improvements   29,467       17,448    12,019    17,170
                                       -----------------------------------------
                                       407,332      253,511   153,821    98,586
                                       -----------------------------------------


4.      Investment in and due from subsidiary company

                                                                2004       2003

                                                                   $          $

Infinity Heritage Technologies Inc. 49% owned
Investment and advances - at cost                               30,444   30,444
Less: Provision for loss                                        30,444   30,444
                                                                ---------------
                                                                     -        -
                                                                ---------------

5.      Bank indebtness

        The company has an operating facility with the Royal Bank of Canada of up to $650,000 bearing interest at the bank's prime lending rate plus 2%. This facility is secured by a general security agreement covering all assets other than real property. As at December 31, 2004, the company has drawn $nil (2003 - $235, 000).

6.      Long-term debt

                                                                 2004      2003
                                                                    $         $
        Bank loan, secured, requiring monthly principal
        repayments of $5,600 plus interest, bearing interest
        at the daily floating base interest rate plus 3% per
        annum, due April 2006                                  89,600   156,800
        Less: Current portion                                  67,200    67,200
                                                               ----------------
                                                               22,400    89,600

        The loan is secured by a general security agreement providing subordinated security on all of the company's assets, a joint and several guarantee by two of the company's officers for 25% of the loan outstanding, the assignment of $400,000 of life insurance on two of the company's officers, and the assignment of shareholder loans totaling $89,500 (note 7). The bank loan contains restrictive covenants with respect to the maintenance of certain financial ratios. During the year, principal repayments totaling $67,200 were made on this loan and interest expense amounted to $11,364
        (2003 - $17,356).

7.      Related party transactions

        The amount of $89,500 (2003 - $89,500) due to the shareholders of the parent company, 1066865 Ontario Inc., is non-interest bearing and has no fixed repayment terms. The shareholders of the parent company do not intend to demand repayment before January 1, 2006 and, accordingly, this amount has been classified as long-term. In addition, this loan is subordinated (note 6).

8.      Income taxes

        Losses amounting to approximately $199,000 (2003 - $428,000) were used by the company to reduce taxable income to $nil for the 2004 and 2003 taxation years.

9.      Capital Stock

        Authorized
                Unlimited common shares, voting
                Unlimited Series A, preferred shares, non-voting,
                  with a 9% non-cumulative dividend
                Unlimited Series B, preferred shares, non-voting

                                        2004    2003
                                           $       $
        Issued

                100 common shares        100     100
                                        -------------

10.     Lease commitments

        The company is committed under operating leases for premises, automobiles and certain computer equipment. The aggregate minimum annual rentals under these arrangements are approximately as follows:

                2005     $ 14,000
                2006     $ 12,000

11.     Contingent liability

        A legal action has been initiated against the company for breach of a lease agreement in the amount of $82,000. The ultimate outcome and loss are not determinable at this time. An amount of $43,000 has been provided for in the non-consolidated financial statements with respect to this claim. Any additional loss, if any, sustained on the ultimate resolution of this claim will be accounted for in the year of settlement.

12.     Comparative figures

        Certain of the prior year's figures have been reclassified to conform with the current year's financial statement presentation.

        Schedule "B" Assets and Liens and Encumbrances

As indicated on Balance Sheet dated June 30th, 2005

1) Inventory                                  $ 376,478.54
- standard inventory on hand
- inventory on hand - not billed
- inventory in transit


2) Capital Assets                              $140,383.96 (Depreciated Value)
- Computer Hardware
- Computer Software
- Office Equipment

- includes all workstations, servers storage and all peripherals


Liens and Encumbrances:


Infinity Technologies Inc.

1) BDC                                  $ 71,000.00 ( Approx. )

2) Laurus Master Fund Ltd.

        Schedule "C" Contracts and Equipment Leases

Contracts and Obligations:

(The below are customers who purchase products and services on an on going basis with no outstanding commitment from Infinity. We are however their primary product or services provider in certain areas.)

City of Mississauga     Vendor of Record \ Tablets and Ent. Backup (Tender)
City Of Vaughan         Vendor of Record \ Professional Services (Tender)
City Of Oshawa          Vendor of Record \ Professional Services (Tender)
Peel District SB        Vendor of Record
Legislative Assembly    Vendor of Record
Symcor Services         Vendor of Record
ING                     Vendor of Record \ Professional Services
Blakes Cassell          Vendor of Record
St. Mary's Cement-      Vendor of Record \ Professional Services
Tyco Electronics        Vendor of Record \ Professional Services
RB & W                  Vendor of Record \ Professional Services
Morningstar Ind.        Vendor of Record \ Professional Services
Norbord Ind. Inc.       Vendor of Record \ Professional Services
Chum TV                 Vendor of Record \ Professional Services
Legrand                 Vendor of Record \ Professional Services

(The below are customer who have Block Time Services and the respective approx. amount left on our commitment.)

Peter Igel Foods-       Vendor of Record \ Prof. Services (Approx. $2400.00)
Applied Electronics     Vendor of Record \ Prof. Services (Approx. $1000.00)
World Wrestling Ent.    Vendor of Record \ Prof. Services (Approx. $1700.00)
Smith & Nephew          Vendor of Record \ Prof. Services (Approx. $5775.00)
Snell Packaging         Vendor of Record \ Prof. Services (Approx. $2000.00)
Polk                    Vendor of Record \ Prof. Services (Approx. $1060.00)
Geneva Autism           Vendor of Record \ Prof. Services (Approx. $3000.00)

Employment Contracts    List to be delivered post closing



Leased Equipment:

1) Panasonic Photo Copier is on lease. Lease details enclosed. All other equipment is free and clear.

                  Schedule "D" Intellectual Property

Infinity does not have any intellectual property rights save for an application called AllFinder (Personal Information Manager) which we ceased production on in the mid 90's.

                        Schedule "E" Leases


Unsigned Lease for the premises is slated to end on Oct 31st, 2005. See Schedule "J" for particulars. Based on discussions with our legal counsel we would be obligated regardless of the lease not being signed until the end of the lease.

Standard monthly payment is enclosed. No obligation to return to original status. Infinity must provide 3 months notice to the landlord should we not be staying at this location.

                        Schedule "F" Licenses

1) Microsoft    Licenses as per our Gold Certified Authorization


Internal Use Software

Demonstration

Development and Testing

Training Use

Additional Savings


Internal Use Software- These software licenses may be used by Gold Certified Partners to run their business and for internal employee training only. These licenses must not be resold, used for personal use, or used for customer training. Licenses are provided for the latest released versions of Microsoft software only.

NOTE: For access to your Volume License Keys, please see the "Benefits Center" link within your Partner Profile.

Microsoft Software
License Grants

Microsoft Office Outlook 2003 with Business Contact Manager             100

Microsoft Office Professional Edition 2003                              100

Microsoft Office FrontPage 2003                                         100

Microsoft Office OneNote 2003                                           100

Microsoft Office InfoPath 2003                                          100

Microsoft Office Live Communications Server 2005
Standard Edition                                                        1

Microsoft Office Live Communications Server 2005
Client Access Licenses (CALs)                                           100

Microsoft Virtual PC 2004                                               100

Microsoft Windows XP Professiona                                        l00

Microsoft Office Business Contact Manager 2003                          100

Microsoft Office Visio 2003 Professional                                20

Microsoft Office Project 2003 Professional                              20

Microsoft Office Project 2003 Server                                    1

Microsoft Office Project 2003 CALs                                      100

Microsoft MapPoint 2004                                                 20

Microsoft Windows Server 2003 Enterprise Edition                        3

Microsoft Windows Server 2003 CALs                                      125

Microsoft Windows Server 2003 Terminal Server CALs                      100

Microsoft Windows Server 2003 Web Edition                               2

Microsoft SQL Server 2000 Enterprise Edition                            2

Microsoft SQL Server 2000 Enterprise Edition CALs                       100

Microsoft SQL Server Reporting Services Standard Edition                100

Microsoft Exchange Server 2003 Enterprise Edition                       1

Microsoft Exchange Server 2003 Enterprise Edition CALs                  100

Microsoft Office SharePoint Portal Server 2003                          1

Microsoft Office SharePoint Portal Server 2003 CALs                     100

Microsoft Windows Sharepoint Services 2003 Enterprise Edition           100

Microsoft Small Business Server Premium Edition Server                  1

Microsoft Small Business Server CALs                                    20

Microsoft Systems Management Server 2003                                5

Microsoft Systems Management Server 2003 CALs                           100

Microsoft BizTalk Server 2004 Enterprise Edition (Single Processor)     5

Microsoft Internet Security and Acceleration (ISA) Server 2004
Enterprise Edition (Single Processor)                                   2

Microsoft Internet Security and Acceleration (ISA) Server 2004
Enterprise Edition (Single Processor) CALs                              100

Microsoft Commerce 2002 Enterprise Edition (Single Processor)           5

Microsoft Windows Rights Management Services (RMS) for Windows
Server 2003 CALs                                                        10

Microsoft Application Center (Single Processor)                         2

Microsoft Content Management Server (Single Processor)                  5

Microsoft Mobile Information Server (Single Processor)                  2

Microsoft Operations Manager Server 2005 Enterprise Edition
(Single Processor licenses)                                             1

Microsoft Operations Manager Server 2005 OML                            2

Microsoft Identity Integration Server (Single Processor licenses)       2

Microsoft Business Solutions CRM Professional Suite                     25

Microsoft Business Solutions CRM Suite Server                           1

Microsoft Live Communication Server 2005 Enterprise Edition             1

Microsoft Live Communication Server 2005 Enterprise
Edition CALs                                                            100

Microsoft Virtual Server Enterprise Edition                             3

Microsoft System Builder OEM Software - includes OEM
Windows XP SP2 Pro, OEM Office 2003 Professional, OEM Small
Business Server 2003 Standard, OEM Windows Media Center Edition,
OneNote 2003 W32 w/SP1, and associated OPKs. Not available
in all countries.                                                       1

2) Citrix               5 Copies of Metaframe or Presentation Server

3) Quotewerks           10 Licensed copies

4) Clientele Help Desk  4 Administration Copies with unlimited WEB Connectors

5) Accpac ver 4.2       31 Pervasive SQL licenses

                           - Accounts Payable

                           - Accounts Receivable

                           - General Ledger

                           - Inventory Control

                           - Order Entry

                           - Serialized Inventory

                           - Purchase Orders

                           - Sales Analysis

                           - Systems Manager

6) Symantec Enterprise Suite            35 Users

7) Fortinet VPN Clients                 5 Users

8) BlackBerry Enterprise Server         20 Users

9) Altiris Client Access Suite          25 Users

10) Various other applications are owned and fully licensed to Infinity such as:

        - Crystal Enterprise Report Writer

        - Server DiskKeeper software for 3 servers

        - Various copies of Adobe

        - Various Graphics Programs such as Corel Draw

        - Various Business related directories ( Scott's etc. )

        - Corporate Fax Solution

        - CommVault Enterprise Tape Backup Software and various application modules


      Schedule "G" Employment Agreement and Non-Competition Agreement


                        Schedule "H" Litigation Matters


A WSIB adjustment is pending. Infinity has filed an appeal on the claim which was not due to any negligence on our part. An employee injured himself on the premises and the WSIB could only apply the claim against Infinity. A final ruling will be made by end of July and initial discussions would indicate no negative impact to Infinity.

The claim number is 23784192.

The person handling this claim is David Kelly and he can be reached at 416-344-5068 or dkelly@wsib.on.ca.

There is a threatened claim for an unspecified amount against the Corporation by Michael Goldsmith who was terminated as a salesperson.


                         Schedule "I" Employment Matters


        See Schedule "C" for list of employment contracts.
        See Schedule "H" for WSIB. claim and threatened litigation.



                        Schedule "J" Leasehold Properties


Infinity Technologies Inc. currently leases,

5570 Kennedy Road, Unit C
Mississauga, Ontario, L4Z-2A9

From    John Kavcic
        of
        Kavcic Investments Limited
        1438 Avonbridge Dr.
        Mississauga, Ontario, L5G-3G5

        Unofficial expiration date is Oct 31st, 2005